Exhibit 99.2

For Immediate Release	Contact: Karen Stinneford
September 4, 2013	Phone: 919.833.9102

SafeStitch Medical Completes Merger with TransEnterix

$30 Million Financing Raised from Existing TransEnterix and SafeStitch Medical Stockholders

Combined Company to be Renamed TransEnterix

MIAMI, FL and RESEARCH TRIANGLE, N.C., September 4, 2013 – SafeStitch Medical, Inc. (OTCBB: SFES) and TransEnterix, Inc., a privately-held company, today announced that they have closed SafeStitch’s previously announced acquisition of TransEnterix. The combined company is expected to be renamed TransEnterix, subject to stockholder approval, and headquartered in the Research Triangle, NC. The company will continue to trade under the name SafeStitch Medical, Inc. on the OTCBB under the symbol SFES until the anticipated name change is approved by stockholders, which is expected to occur in the fourth quarter of 2013.

Todd M. Pope, the Chief Executive Officer of TransEnterix, will serve as the Chief Executive Officer and a Director of the combined company. Paul A. LaViolette, a Partner at SV Life Sciences and Chairman of TransEnterix, will serve as the Chairman of the combined company’s Board of Directors. Dr. Jane Hsiao, the former Chairperson of SafeStitch Medical will continue to serve as a Director of the combined company, and Dr. Phillip Frost, Chief Executive Officer and Chairman of OPKO Health and Chairman of Teva Pharmaceutical Industries has joined as a Director. The remaining Directors are Dr. Aftab R. Kherani, Principal of Aisling Capital; David B. Milne, Managing Partner at SV Life Sciences; Dennis J. Dougherty, Managing General Partner of Intersouth Partners; Richard C. Pfenniger, former Chief Executive Officer of Continucare Corporation and a member of the SafeStitch Board pre-merger; and William N. Starling, Managing Director of Synergy Life Science Partners, LP.

Mr. Pope commented, “We believe the business combination with SafeStitch will enhance our ability to bring flexible minimally invasive surgical technologies to market. This accompanying fundraising provides the company with the resources to advance the development of SurgiBot™, a novel patient side minimally invasive surgical robotic system.”

Merger Transaction and Financing

Under the terms of the merger agreement with TransEnterix, SafeStitch Medical issued approximately 105.5 million shares of its common stock to stockholders of TransEnterix, has reserved approximately 17.0 million shares for exercise of TransEnterix options and warrants, and paid an aggregate of approximately $350,000 in cash to TransEnterix’s former stockholders whose TransEnterix shares did not convert to SafeStitch shares.

Perella Weinberg Partners acted as exclusive financial advisor and Wilson Sonsini Goodrich & Rosati acted as legal counsel to TransEnterix. Greenberg Traurig, P.A. acted as legal counsel to SafeStitch Medical.

Concurrent with the closing of the merger, SafeStitch raised $30.2 million, before offering expenses, in a private placement of its equity securities. Existing TransEnterix investors contributed $19.7 million and Dr. Phillip Frost and Dr. Jane Hsiao, either personally or through affiliated entities, along with other existing SafeStitch investors, contributed an additional $10.5 million in the financing.

About SafeStitch Medical

SafeStitch Medical is a development stage medical device company focused on the development of medical devices that manipulate tissues for the treatment of obesity, gastroesophageal reflux disease (“GERD”), hernia formation, and other conditions through endoscopic and minimally invasive surgery.

About TransEnterix

TransEnterix is a development stage medical device company that is pioneering the use of flexible instruments and robotics to improve how minimally invasive surgery is performed. TransEnterix is focused on the development and commercialization of SurgiBot™, a novel patient side minimally invasive surgical robotic system. For more information, visit the company’s website at www.transenterix.com.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding our product development and commercialization efforts, benefits of combining TransEnterix and SafeStitch Medical, expected changes to the SafeStitch Medical charter documents and our ability to significantly improve clinical outcomes in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors, including those described herein and in our filings with the Securities and Exchange Commission, could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include, but are not limited to: whether the merger will develop significant advances in minimally invasive surgery, including bringing TransEnterix’s robotic surgery platform to market, and whether the merger will provide resources sufficient to develop a new minimally invasive robotic surgery system. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.